Exhibit 99.1

Financial Report
July - September 2008

Margin guidance achieved despite tougher market

(Stockholm, October 21, 2008) – – – For the quarter ended September 30, 2008, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems –reported an operating margin before severance and other restructuring costs of 5.9% (Non U.S. GAAP measure, see enclosed table) compared to expected 5% at the beginning of the quarter. This was due to currency transaction effects and the Company’s internal actions which more than offset a negative impact from a 5 percentage point lower-than-expected global light vehicle production.

The significant cuts in North American and West European vehicle production caused consolidated sales to decline by 1% to $1,545 million and organic sales to decrease by 7%.

Operating income for the quarter was $58 million, operating margin 3.8%, income before taxes $47 million, net income $31 million and earnings per share $0.44. On a comparable basis, i.e. excluding severance and restructuring cost in both years, operating income amounted to $91 million compared to $117 million in the same quarter 2007; operating margin amounted to 5.9% compared to 7.5%; net income to $55 million compared to $68 million and earnings per share to $0.76 compared to $0.87.

As a result of efficient working capital controls, operations generated $102 million in cash.

Due to the recent drops in light vehicle production plans by automakers triggered by the financial turmoil, Autoliv is changing its guidance for the year, see below under “Outlook”.

An earnings conference call will be held at 3:00 p.m. (CET) today October 21. To listen in, call (in Europe) +44-203-003-2665 and (in the U.S.) +1-866-966-5335 or access www.autoliv.com under “News/Calendar”.

3rd quarter

Market Overview
During the third quarter 2008, global light vehicle production is estimated by CSM and J.D. Power to have decreased by slightly more than 1% compared to the same quarter 2007. However, light vehicle production in the Triad, where Autoliv generates close to 90% of its sales, is estimated to have declined by more than 4%.

In Europe (including Eastern Europe), where Autoliv derives more than half of its revenues, light vehicle production is estimated to have reached almost the same level as in the third quarter 2007. Light vehicle production in the dominant West European market declined by nearly 7%. Most of this decline was offset by a 16% increase in Eastern Europe.  Average European light vehicle production was more than 2 percentage points weaker than expected.

In North America, which accounts for approximately one fifth of consolidated revenues, light vehicle production dropped by more than 16% which was 4 percentage points worse than expected. Production of light trucks decreased by 32%. GM cut their production by 12%, Chrysler their production by 31% and Ford their production by 33%. The Asian and European vehicle manufacturers reduced their North American production by 6%.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, light vehicle production grew by 5%.

In the Rest of the World (RoW), which accounts for slightly more than one tenth of sales, light vehicle production grew by 6%, which was 9 percentage points less than expected. This was mainly due to a swing in Korean production from an expected increase of 10% to a decline of 11%. This swing particularly affected export vehicles with higher safety content for North America and Western Europe.

Autoliv’s market is driven not only by vehicle production but also by the fact that vehicles are bein equipped with more safety systems in response to new crash test programs and regulations. For instance, both NHTSA in the U.S. and the EuroNCAP are in the process of changing their crash-test rating programs which could help drive increased safety content in new vehicle models.

Consolidated Sales
Consolidated net sales of $1,545 million for the quarter  was approximately 1% lower than during the same quarter 2007. Currency translation effects boosted sales by nearly 6%, while the AIN-acquisition in November 2007 in India (“AIN-acquisition”) added nearly 1% to consolidated sales. Excluding these effects, organic sales (i.e. sales excluding translation currency effects, and acquisitions/ divestitures) declined by 7%. At the beginning of the quarter, organic sales were expected to decrease by 3%. However, global vehicle production has dropped 5% percentage points more than anticipated at the beginning of the quarter.

Autoliv’s lower organic sales reflect primarily the 7% decline in Western Europe and the 16% drop in North American light vehicle production. Since these vehicles have high safety content, changes in vehicle production levels in these regions have significant impact on Autoliv’s sales and virtually all of our product lines were affected. As a result, only sales of side curtain airbags grew organically in the third quarter due to growing penetration rates.

Sales by Product
Sales of airbag products (including steering wheels and electronics) decreased by 2% to $979 million. Excluding currency translation effects of 5%, organic sales declined by 7%, mainly due to lower light vehicle production in Autoliv’s most important markets.

Sales of seatbelt products (including seat sub-systems) increased by 2% to $566 million. Excluding currency translation effects of 7% and the AIN-acquisition of 2%, organic sales declined by 7%, primarily due to lower light vehicle production in Autoliv’s most important markets and a 43% sales decline of Seat Sub-Systems.

Sales by Region
Sales from Autoliv’s European companies declined by 2% to $797 million due to a 10% lower organic sales, partially offset by favorable currency translation effects of 8%. The organic sales change reflects mainly the 7% drop in Western vehicle production and an unfavourable model mix in Europe’s light vehicle production, exacerbated by upcoming model change-overs for platforms such as the Renault Mégane. Organic sales were also affected by the sudden drop in sales of the non-core Seat Sub-System business. These effects were partially offset by strong demand for certain small cars, such as BMW’s 1-series and Mini, and Ford’s Kuga.

Sales from Autoliv’s North American companies declined by 10% to $368 million despite a 1% positive effect from the stronger Mexican peso. Organic sales decline of 11% was less than the 16% drop in the region’s light vehicle production due to Autoliv’s relatively low exposure to SUVs and other light trucks. Instead, Autoliv benefited from healthy demand for smaller and mid-size vehicles such as Chevrolet’s Malibu, Impala and Traverse; Buick’s Enclave; GMC’s Acadia and Saturn’s Aura.

Sales from Autoliv’s companies in Japan rose by 20% to $183 million which includes favorable currency translation effects of 10%. Organic growth of 10% was twice as strong as the 5% increase in Japanese light vehicle production. Autoliv’s strong performance is due to continued growth in the installation rates for side curtain airbags in addition to a favorable vehicle model mix with strong demand for such vehicles as Honda’s Accord and Freed; Mitsubishi’s Outlander, Mazda’s Axela and Demio and Toyota’s Alphard, Land Cruiser Prado and Vitz.

Sales from Autoliv’s companies in the Rest of the World (RoW) rose by nearly 7% to $197 million. Excluding the AIN-acquisition and currency translation effects of slightly more than 7% and 2%, respectively, organic sales declined by 2%, primarily due to the sudden drop in production in Korea which had a 4 percentage point negative effect on sales in the region. However, production of low-end vehicles for the local markets in Asia continued to be strong. This resulted in continued strong performance for Autoliv’s seatbelt sales with a 22% organic sales increase to $118 million. Sales were driven by new business for Chrysler’s Sebring; Ford’s Mondeo; Honda’s CRV;  Hyundai’s i10; Nissan’s Qashqai and Teana; Renault’s Koleos/QM5; and Volkswagen’s Lavida.

Earnings
Gross profit amounted to $261 million compared to $302 million in the third quarter 2007 and gross margin to 16.9% compared to 19.4%. This year’s quarter has been charged with $4 million for an asset impairment recognized as part of the action program as announced in July. On a comparable basis, i.e. excluding this restructuring cost, gross profit declined by $37 million. In addition to the impact from lower sales, gross profit was negatively impacted by $31 million in higher costs for raw materials, freight and utility costs. Currency transaction effects had a positive effect of $9 million.

Operating income amounted to $58 million compared to $110 million in the same quarter 2007 and operating margin to 3.8% compared to 7.1%. Operating income and margins were affected by the lower gross profit as well as by higher severance and restructuring costs. Currency effects caused reported selling, general and administrative expense (S,G&A) to increase. However, adjusted for currency effects, the underlying S,G&A expense has started to decline. In addition, net expense for R,D&E declined by $12 million primarily as a result of higher engineering income. On a comparable basis, i.e. excluding total severance and restructuring costs of $33 million in the third quarter 2008 and $7 million in the same quarter 2007, operating income declined to $91 million from $117 million and operating margin to 5.9% from 7.5%. This $26 million decline in operating income was due to the $37 million lower gross profit on a comparable basis, partially offset by the above-mentioned reduction in R,D&E expense, net.

Income before taxes amounted to $47 million compared to $95 million in the third quarter 2007. This $48 million decline was due to lower operating income of $52 million, partially offset by a $4 million favorable effect in Other financial items resulting from currency transaction effects. On a comparable basis, i.e. excluding the severance and restructuring costs, income before taxes declined by $22 million to $80 million due to lower gross profit.

Net income amounted to $31 million compared to $63 million in the third quarter 2007. The effective tax rate declined to 28% from 31%. On a comparable basis, i.e. excluding the severance and restructuring costs for both periods, net income declined by $13 million to $55 million due to lower gross profit.

Earnings per share was $0.44 compared to $0.81 for the same quarter 2007. On a comparable basis, i.e. excluding severance and restructuring costs that accounted for 26 cents of the decline, earnings per share decreased by 11 cents to $0.76. Lower pre-tax income had 34 cents negative impact,  while currency effects had a positive effect of 18 cents, the stock repurchase program of 3 cents and lower effective tax rate of 2 cent. The average number of shares outstanding decreased by 8% to 71.5 million.

Return on capital employed was 7% and return on equity 5%. On a comparable basis, return on capital decreased to 10% from 14% and return on equity to 9% from 11%.

Cash Flow and Balance Sheet
Cash flow continued to be strong despite the market headwinds. Operating cash flow during the quarter amounted to $102 million and to $657 million during the last twelve months. During the quarter, cash flow was favorably impacted by a $116 million reduction in accounts receivables from customers.

Due to acquisitions for $43 million, cash flow before financing was negative by $11 million. Capital expenditures, net of $71 million were $15 million less than depreciation and amortization.

Autoliv has a target that working capital should not exceed 10% of annual sales. During the quarter, this ratio declined to 9.2% from 9.5% and from 10.1% a year ago.

In relation to days sales outstanding, receivables decreased to 74 days from 75 days a year ago but increased seasonally during the quarter from 68. Days inventory on-hand increased to 44 from 36 days a year ago and from 34 days during the quarter.

Thanks to the strong cash flow, net debt increased by only $84 million to $1,279 million despite cash outlays of $137 million for stock buybacks, dividends and acquisitions.  Gross interest-bearing debt increased by $163 million to $1,499 million. Cash and cash equivalents of $214 million was $87 million more than at the end of June due to a withdrawal of $150 million from the Company’s revolving credit facility.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. On September 30, these ratios were 1.6 and 9.1, respectively. Leverage ratio is measured as net debt (including pension liabilities) in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest coverage as Operating income (excluding amortization of intangibles) in relation to interest expense, net. The net debt to capitalization ratio rose to 36% from 33% at the end of previous quarter.

During the quarter, equity decreased by $151 million to $2,265 million or to $32.22 per share due to share repurchases for $65 million, dividends for $29 million and $90 million from currency effects. Equity was favorably impacted by $31 million from net income and by $2 million from the exercise of stock options.

Launches in the 3rdQuarter
•	BMW’s new 7 series; Frontal airbags, knee driver airbag, seatbelts with pretensioners, steering wheel, safety electronics and night vision system
•	Chevrolet’s Traverse; Passenger airbag, inflatable curtains, seatbelts with pretensioners and safety electronics
•	Ford’s New F-Series; Side airbags, inflatable curtains and safety electronics
•	Great Wall’s Florid; Frontal airbags, steering wheel, seatbelts with pretensioners and safety electronics
•	Renault’s new Mégane; Frontal airbags, steering wheel, anti-sliding airbag, side airbags, inflatable curtains and seatbelts with pretensioners
•	Volvo’s new XC60; Passenger airbag, side airbags, inflatable curtains, anti-whiplash system, seatbelts with pretensioners and telematics
•	Volkswagen’s new Golf; Passenger airbag, Inflatable Curtains and seatbelts with pretensioners.

First 9-months

Market Overview
During the nine-month period January - September 2008, global light vehicle production grew by 2%, whereas production in the Triad declined by slightly more than one percent.

In Europe, light vehicle production increased by 4%, due to a 19% increase in Eastern Europe. In Western Europe light vehicle production declined by 2%.

In North America, light vehicle production decreased by 13%. GM, Ford and Chrysler cut back their production by 19%, and Asian and European vehicle manufacturers reduced their production in North America by 3%.

In Japan, light vehicle production increased by 5% in the nine-month period.

In the Rest of the World (RoW) light vehicle production rose by 10%.

Consolidated Sales
For the year’s first nine months, sales increased by 6% to $5,280 million due to currency translation effects of 9% and the AIN-acquisition that added nearly 1%. An organic sales decrease of less than 4% was due to lower light vehicle production in North America and Western Europe. The sales outcome also reflects upcoming model change-overs for the Renault Mégane, the Volkswagen Golf and other important vehicle models for Autoliv.

Sales of airbag products increased by 4% to $3,346 million. Excluding currency effects of 8%, organic sales declined by 4% mainly due to the North American market.

Sales of seatbelt products increased by 10% to $1,934 million including 10% from currency effects and 2% from the AIN-acquisition. The 2% organic sales decline is  primarily due to lower light vehicle production in Autoliv’s most important markets.

Sales from Autoliv’s European companies increased by 8% to $2,910 million due to currency effects of less than 13%. The organic sales decline of 4% was due to weak West European light vehicle production and an overall negative vehicle model mix in European light vehicle production.

Sales from Autoliv’s North American companies decreased by 11% to $1,162 million. Organic sales declined by 12% virtually in line with light vehicle production, while the stronger Mexican peso had a slightly positive impact. Organic growth in seatbelt sales continued even in the current tough market environment.

Sales from Autoliv companies in Japan jumped by 27% to $566 million due to organic growth and currency effects of slightly more than 14% and 13%, respectively. Organic growth was nearly three times stronger than Japanese light vehicle production. This was mainly due to increased sales of Inflatable Curtains to such vehicles as Toyota’s Alphard, Land Cruiser Prado and Vitz.

Sales from Autoliv companies in the RoW rose by 17% to $641 million including 4% from currency effects and nearly 8% from the AIN-acquisition. Organic growth of slightly more than 5% was driven by strong seatbelt sales, primarily in China and Brazil and especially with Chery, FAW, Ford, Haima, Honda, Hyundai, Nissan, Peugeot, Suzuki, and Volkswagen.

Earnings
Gross profit was virtually unchanged at $982 million compared to the same period in 2007, but gross margin decreased to 18.6% from 19.7% primarily due to higher raw material prices and other direct cost.

Operating income amounted to $334 million compared to $338 million for the same period 2007 and operating margin to 6.3% compared to 6.8%. Last year’s period was affected by a $30 million increase in legal reserves. So far this year, total severance and restructuring cost of $40 million has been $27 million higher than for the same period 2007. On a comparable basis (i.e. excluding both severance and restructuring costs and the 2007 increase in legal reserves) operating income declined by $7 million to $374 million and operating margin to 7.1% from 7.6%.

Income before taxes was $295 million compared to $297 million during the same period 2007. The cost for Other financial items was reduced by $7 million thanks to lower negative effects from loans in foreign currencies. This favorable impact was partially offset by a $4 million higher interest expense, resulting from a higher average net debt.

Net income amounted to $203 million compared to $194 million for the same period 2007. The effective tax rate was 29% compared to 33% for the nine-month period 2007.  On a comparable basis (i.e. excluding severance and restructuring costs as well as the increase in legal reserves in 2007) net income increased by $8 million to $232 million due to lower effective tax rate.

Earnings per share amounted to $2.80 compared to $2.45 for the same period 2007. On a comparable basis (i.e. excluding the net effect of 2 cents of both severance and restructuring costs and the increase in legal reserves), earnings per share improved by 13% or 37 cents to $3.19. Earnings per share was favorably impacted by 27 cents from currencies, 17 cent from the stock repurchase program and 16 cents from a lower effective tax rate. Lower pre-tax income had a 23 cent negative effect. The average number of shares outstanding decreased by 8% to 72.6 million.

Cash Flow and Balance Sheet
Operations generated $426 million in cash and $176 million before financing compared to $549 million and $245 million during the first nine months 2007. Capital expenditures, net amounted to $202 million and depreciation and amortization to $257 million compared to $228 million and $236 million, respectively, last year.

Net debt increased by $97 million since the beginning of the year due to cash outlays of $308 million for stock buybacks, dividends and acquisitions. Gross interest-bearing debt increased by $147 million to $1,499 million. Net debt to capitalization increased to 36% from 33% at the beginning of the year.

Equity decreased by $84 million due to stock repurchases of $174 million, dividends of $86 million and currency effects of $35 million. Equity was favorably impacted by $203 million from net income and $8 million from the exercise of stock options. Return on equity amounted to 12% and return on capital employed to 13%. On a comparable basis return on equity rose to 13% from 12%. Return on capital employed declined to 14% from 15%.

Headcount
During the quarter, total headcount (permanent and temporary employees) was reduced by more than 1,700 to 41,300. In addition, the Company identified close to 900 positions that will become redundant as part of the action program. Of the reductions that took effect already during the third quarter, 1,100 were in high-cost countries and 600 were permanent employees. At the end of the quarter, 55% of total headcount were in low-cost countries compared to 49% a year ago and 13% of total headcount were temporary employees.

Action Program
To mitigate the effects of both accelerating production cuts by customers and accelerating costs for raw materials, the Company in July announced an action program. Already during the third quarter, actions taken in response to the market development are estimated to have generated cost savings of approximately $5 million. The full improvement effect, which should be realized in 2010, is expected to total approximately $120 million. The cost for the program could total $75 million and potentially affect up to 3,000 jobs, but the ultimate number of jobs will be determined by the market conditions and the customers’ production plans.

Outlook
The latest forecasts from J D Powers and CSM indicate a decline of 7% in global light vehicle production for the fourth quarter. This  includes production cuts in North America and Western Europe, where Autoliv derives 70% of revenues, of 19% and 13%, respectively. However, all these forecasts could have already become outdated given the current financial turmoil. Currency exchange rates have also become more volatile lately.

Based on these uncertain assumptions, the indication for the fourth quarter is an organic sales decline in the order of 12% which is better than the forecasted average change in vehicle production in North America and Western Europe. Acquisitions and currency effects are expected to have a favorable impact on consolidated sales of close to 1% each, based on current exchange rates.

For the full year, these assumptions imply that organic sales would decline by 6% while consolidated sales would increase by only 2% compared to previous guidance of an organic sales decline of 1% and a consolidated sales increase of 8%. As a consequence, the previous guidance of an operating margin in the range of 7.0% to 7.5% for the full year has to be revised. The current uncertain assumptions indicate an operating margin before severance and restructuring costs of around 6.5% for the full year and of approximately 5% for the fourth quarter. Consequently, Autoliv expects to be able to continue to offset a significant  portion of the negative effects caused by the latest round of production cuts by customers thanks to the Company’s action program and other internal measures.

The effective tax rate is projected to amount to 28%.

Other Significant Events
• During the quarter, Autoliv repurchased 1,667,000 shares for $65 million at an average cost of $39.08 per share and during the first nine months 3,709,460 shares for $173 million at an average cost of $46.77 per share. Under the existing authorization, an additional 3.2 million shares can be repurchased.

• At the end of the quarter, Autoliv acquired the automotive radar sensor business of Tyco Electronics Ltd for $42 million. This small – but strategic –  acquisition is not expected to materially impact Autoliv's earnings short-term.

• In October, Autoliv secured close to the equivalent of $200 million in additional long-term financing. The financing is without financial covenants, even in this turbulent market. The credit is intended to be used primarily to repay commercial papers totaling $150 million that become due in November. In October, the Company also withdrew an additional $500 million from its revolving credit facility (RCF). This withdrawal is for six months. Even if Autoliv does not have any direct need for additional cash, we believe it is prudent to have cash on hand in the current financial turmoil. After this withdrawal, Autoliv has close to half a billion dollars in availability remaining under its RCF and expects to continue to generate a positive cash flow.

Dividend and Next Report
The Company has declared a dividend for the fourth quarter of 41 cents per share which will be paid on December 4 to shareholders of record as of November 6, 2008. The ex-date, when the stock trades without the right to the dividend is November 4, 2008. Autoliv intends to publish the quarterly report for the fourth quarter on Thursday January 29, 2009.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims and other litigations, legislative or regulatory changes, political conditions, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 – Report 2008

KEY RATIOS

	Quarter July-September		First 9 months		Latest 12 months	Full year
	2008	2007	2008	2007		2007

Earnings per share 1)	$0.44	$0.81	$2.80	$2.45	$4.05	$3.68
Equity per share	32.22	30.88	32.22	30.88	32.22	31.83
Cash dividend paid per share	0.41	0.39	1.19	1.15	1.58	1.54
Operating working capital, $ in millions 2)	647	666	647	666	647	614
Capital employed, $ in millions	3,544	3,482	3,544	3,482	3,544	3,531
Net debt, $ in millions 2)	1,279	1,138	1,279	1,138	1,279	1,182
Net debt to capitalization, % 3)	36	32	36	32	36	33

Gross margin, % 4)	16.9	19.4	18.6	19.7	18.8	19.7
Operating margin, % 5)	3.8	7.1	6.3	6.8	7.0	7.4

Return on equity, % 6)	5.3	10.6	11.5	10.8	12.6	12.0
Return on capital employed, % 7)	6.7	12.9	12.6	13.2	14.1	14.6

Average no. of shares in millions 1)	71.5	77.8	72.6	79.2	73.4	78.3
No. of shares at period-end in millions 8)	70.3	75.9	70.3	75.9	70.3	73.8
No. of employees at period-end	35,800	35,000	35,800	35,000	35,800	35,300
Headcount at period-end	41,300	41,500	41,300	41,500	41,300	41,900
Days receivables outstanding 9)	74	75	66	69	64	64
Days inventory outstanding 10)	44	36	39	33	38	33
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales.  5) Operating income relative to sales. 6) Net income relative to average shareholders’ equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares.  9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales.

Q3 – Report 2008
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Quarter July - September		First 9 months		Latest 12 months	Full year
	2008	2007	2008	2007		2007
Net sales
- Airbag products	$979.1	$1,002.2	$3,345.9	$3,231.5	$4,491.6	$4,377.2
- Seatbelt products	565.6	555.0	1,934.2	1,753.2	2,572.8	2,391.8
Total net sales	1,544.7	1,557.2	5,280.1	4,984.7	7,064.4	6,769.0

Cost of sales	(1,283.7)	(1,254.9)	(4,297.8)	(4,001.3)	(5,734.9)	(5,438.4)
Gross profit	261.0	302.3	982.3	983.4	1,329.5	1,330.6

Selling, general & administrative expenses	(85.8)	(84.7)	(290.7)	(270.6)	(379.9)	(359.8)
Research, development & engineering expenses	(80.9)	(93.0)	(303.4)	(314.3)	(384.8)	(395.7)
Amortization of intangibles	(5.8)	(4.9)	(17.7)	(14.5)	(23.5)	(20.3)
Other income (expense), net	(30.2)	(9.7)	(36.7)	(46.1)	(43.4)	(52.8)
Operating income	58.3	110.0	333.8	337.9	497.9	502.0

Equity in earnings of affiliates	1.2	1.4	3.4	4.7	5.1	6.4
Interest income	3.1	2.1	6.5	5.9	9.6	9.0
Interest expense	(16.7)	(15.2)	(48.9)	(44.7)	(66.7)	(62.5)
Other financial items, net	1.3	(3.3)	0.5	(6.8)	(1.4)	(8.7)
Income before income taxes	47.2	95.0	295.3	297.0	444.5	446.2

Income taxes	(13.2)	(29.8)	(85.2)	(96.5)	(139.0)	(150.3)
Minority interests in subsidiaries	(2.8)	(2.0)	(7.0)	(6.6)	(8.4)	(8.0)
Net income	$31.2	$63.2	$203.1	$193.9	$297.1	$287.9

Earnings per share 1)	$0.44	$0.81	$2.80	$2.45	$4.05	$3.68
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q3 – Report 2008

CONSOLIDATED BALANCE SHEETS
 (Dollars in millions)

	September 30	June 30	March 31	December 31	September 30
	2008	2008	2008	2007	2007
Assets
Cash & cash equivalents	$213.6	$127.1	$226.4	$153.8	$160.1
Receivables	1,226.5	1,408.2	1,370.9	1,230.7	1,297.3
Inventories	653.8	649.5	607.0	561.3	565.2
Other current assets	155.7	165.8	174.3	149.4	160.8
Total current assets	2,249.6	2,350.6	2,378.6	2,095.2	2,183.4

Property, plant & equipment, net	1,222.4	1,291.0	1,297.5	1,259.8	1,222.8
Investments and other non-current assets	192.0	197.8	203.1	190.9	192.8
Goodwill	1,623.0	1,613.1	1,617.5	1,613.4	1,585.6
Intangible assets, net	138.9	136.4	142.8	146.1	139.4
Total assets	$5,425.9	$5,588.9	$5,639.5	$5,305.4	$5,324.0

Liabilities and shareholders’ equity
Short-term debt	$377.3	$583.6	$569.2	$311.9	$330.4
Accounts payable	777.2	936.8	914.6	834.0	787.6
Other current liabilities	639.6	645.5	608.3	517.4	598.5
Total current liabilities	1,794.1	2,165.9	2,092.1	1,663.3	1,716.5

Long-term debt	1,121.7	752.4	891.4	1,040.3	975.7
Pension liability	52.3	60.8	63.7	63.3	96.6
Other non-current liabilities	136.1	137.3	138.3	137.2	132.4
Minority interests in subsidiaries	56.4	56.5	57.8	52.2	59.3
Shareholders’ equity	2,265.3	2,416.0	2,396.2	2,349.1	2,343.5
Total liabilities and shareholders’ equity	$5,425.9	$5,588.9	$5,639.5	$5,305.4	$5,324.0

Q3 – Report 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter July - September		First 9 months		Latest 12 months	Full year
	2008	2007	2008	2007		2007

Net income	$31.2	$63.2	$203.1	$193.9	$297.1	$287.9
Depreciation and amortization	86.1	77.4	256.5	236.3	341.0	320.8
Other	(8.1)	(6.4)	(11.2)	11.8	(20.0)	3.0
Changes in operating assets and liabilities	(7.0)	13.9	(22.7)	107.2	39.2	169.1
Net cash provided by operating activities	102.2	148.1	425.7	549.2	657.3	780.8

Capital expenditures, net	(71.1)	(72.2)	(202.4)	(227.8)	(288.8)	(314.2)
Acquisitions of businesses and other, net	(42.5)	1.8	(47.6)	(76.3)	(88.2)	(116.9)
Net cash used in investing activities	(113.6)	(70.4)	(250.0)	(304.1)	(377.0)	(431.1)

Net cash before financing 1)	(11.4)	77.7	175.7	245.1	280.3	349.7

Net increase (decrease) in short-term debt	(187.8)	14.9	59.2	23.7	1.7	(33.8)
Issuance of long-term debt	392.1	174.7	411.1	248.4	811.1	648.4
Repayments and other changes in long-term debt	0.0	(56.0)	(322.5)	(193.7)	(627.7)	(498.9)
Dividends paid	(29.3)	(30.6)	(86.4)	(91.2)	(115.8)	(120.6)
Shares repurchased	(65.2)	(160.4)	(173.5)	(257.0)	(296.5)	(380.0)
Stock options exercised	1.1	0.9	4.7	8.5	7.6	11.4
Other, net	(3.2)	(2.8)	(3.6)	(1.3)	(3.5)	(1.2)
Effect of exchange rate changes on cash	(9.8)	5.6	(4.9)	9.5	(3.7)	10.7
Increase (decrease) in cash and cash equivalents	86.5	24.0	59.8	(8.0)	53.5	(14.3)

Cash and cash equivalents at period-start	127.1	136.1	153.8	168.1	160.1	168.1
Cash and cash equivalents at period-end	$213.6	$160.1	$213.6	$160.1	$213.6	$153.8
1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 – Report 2008

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL
Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table to the right. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30	June 30	March 31	December 31	September 30
	2008	2008	2008	2007	2007
Total current assets	$2,249.6	$2,350.6	$2,378.6	$2,095.2	$2,183.4
Total current liabilities	(1,794.1)	(2,165.9)	(2,092.1)	(1,663.3)	(1,716.5)
Working capital	455.5	184.7	286.5	431.9	466.9
Cash and cash equivalents	(213.6)	(127.1)	(226.4)	(153.8)	(160.1)
Short-term debt	377.3	583.6	569.2	311.9	330.4
Derivative asset and liability, current	(1.0)	(4.2)	(1.7)	(4.4)	(1.5)
Dividends payable	29.0	32.8	28.5	28.8	29.8
Operating working capital	$647.2	$669.8	$656.1	$614.4	$665.5

NET DEBT
As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	September 30	June 30	March 31	December 31	September 30
	2008	2008	2008	2007	2007
Short-term debt	$377.3	$583.6	$569.2	$311.9	$330.4
Long-term debt	1,121.7	752.4	891.4	1,040.3	975.7
Total debt	1,499.0	1,336.0	1,460.6	1,352.2	1,306.1
Cash and cash equivalents	(213.6)	(127.1)	(226.4)	(153.8)	(160.1)
Debt-related derivatives	(6.4)	(14.1)	(20.8)	(16.5)	(7.9)
Net debt	$1,279.0	$1,194.8	$1,213.4	$1,181.9	$1,138.1

COMPONENTS IN SALES INCREASE/DECREASE
Since the Company generates nearly 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation above presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter July - September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(9.8)	(79.7)	(11.2)	(45.8)	10.1	15.5	(2.4)	(4.3)	(7.3)	(114.3)
Currency effects	8.1	66.2	1.1	4.4	9.6	14.6	2.0	3.6	5.7	88.8
Acquisitions/divestitures	–	–	–	–	–	–	7.1	13.0	0.8	13.0
Reported change	(1.7)	(13.5)	(10.1)	(41.4)	19.7	30.1	6.7	12.3	(0.8)	(12.5)

9 months January - September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(4.4)	(117.3)	(11.5)	(150.2)	14.3	63.6	5.5	30.2	(3.5)	(173.7)
Currency effects	12.8	342.4	0.6	8.7	12.7	56.7	3.6	19.9	8.6	427.7
Acquisitions/divestitures	–	–	–	–	–	–	7.5	41.4	0.8	41.4
Reported change	8.4	225.1	(10.9)	(141.5)	27.0	120.3	16.6	91.5	5.9	295.4

Q3 – Report 2008

ITEMS AFFECTING COMPARABILITY
(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding the Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the accompanying tables reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter July – September 2008			Quarter July – September 2007

	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP

Gross profit	265.4	(4.4)	261.0	302.3	-	302.3
Gross margin %	17.2	(0.3)	16.9	19.4	-	19.4
Operating income	91.0	(32.7)	58.3	116.6	(6.6)	110.0
Operating margin, % 2)	5.9	(2.1)	3.8	7.5	(0.4)	7.1
Income before taxes	79.9	(32.7)	47.2	101.6	(6.6)	95.0
Net income	54.5	(23.3)	31.2	67.9	(4.7)	63.2
Capital employed	3,573	(29)	3,544	3,511	(29)	3,482
Return on capital employed, %	10.3	(3.6)	6.7	13.6	(0.7)	12.9
Return on equity, %	9.2	(3.9)	5.3	11.3	(0.7)	10.6
Earnings per share 3)	0.76	(0.32)	0.44	0.87	(0.06)	0.81
Equity per share	32.63	(0.41)	32.22	31.26	(0.38)	30.88

(Dollars in millions, except per share data)

	First 9 months 2008			First 9 months 2007

	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP

Gross profit	987.7	(5.4)	982.3	983.4	-	983.4
Gross margin %	18.7	(0.1)	18.6	19.7	-	19.7
Operating income	373.9	(40.1)	333.8	381.3	(43.4)	337.9
Operating margin, % 2)	7.1	(0.8)	6.3	7.6	(0.8)	6.8
Income before taxes	335.4	(40.1)	295.3	340.4	(43.4)	297.0
Net income	231.6	(28.5)	203.1	223.2	(29.3)	193.9
Capital employed	3,573	(29)	3,544	3,511	(29)	3,482
Return on capital employed, %	14.0	(1.4)	12.6	14.8	(1.6)	13.2
Return on equity, %	13.0	(1.5)	11.5	12.3	(1.5)	10.8
Earnings per share 3)	3.19	(0.39)	2.80	2.82	(0.37)	2.45
Equity per share	32.63	(0.41)	32.22	31.26	(0.38)	30.88

1) Severance and restructuring and legal reserves (in 2007). 2) Operating income relative to sales. 3) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.